Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-3 No. 333-205583) of The Michaels Companies, Inc. and the related Prospectus and
2)	Registration Statement (Form S-8 No. 333-197218) pertaining to the Amended and Restated 2014 Omnibus Long-Term Incentive Plan of The Michaels Companies, Inc.;

of our reports dated March 7, 2017, with respect to the consolidated financial statements of The Michaels Companies, Inc., and the effectiveness of internal control over financial reporting of The Michaels Companies, Inc. included in this Annual Report (Form 10-K) for the year ended January 28, 2017.

/s/ Ernst & Young LLP

Dallas, TX

March 7, 2017